Exhibit 10.1

INDUSTRIAL LEASE

NET LEASE

1.	LEASE PROVISIONS.
Tenant:	The Order People Company,
a Delaware corporation

Landlord:	New West Michigan Industrial Investors, L.L.C.
a Delaware Limited Liability Company

Address of Premises:	2640 Northridge Dr., N.W.
Walker, MI 49544

Rentable Area of Premises:	Office Area:	6,561 square feet
Warehouse Area:	203,439 square feet
TOTAL:	210,000 square feet

As further described in the Legal Description attached hereto as Exhibit D
Commencement Date:	January 1, 2002, or upon the date Landlord (i) has
substantially completed the improvements to be
constructed or installed by Landlord, and (ii) has
obtained a temporary or permanent Certificate of
Occupancy, which date is later.

Termination Date:	10 years after Commencement Date

Net Rent:	Annual	Monthly
$686,700	$57,225

To begin upon Commencement Date

Rent Increase:	3% per year on each anniversary of Commencement Date

Tenant’s Address for Notices:	2200 East Golf Road
Des Plaines, IL 60016
Landlord’s Address for Notices:	7377 Expressway Dr. SW
Suite B
Grand Rapids, MI 49548

Broker:	Grubb & Ellis — Tenant
S. J. Wisinski & Company — Landlord

Tenant’s Proportionate Share:	100%
Tenant’s Construction Contribution:

Tenant shall be responsible for 100% of the cost for the additional 3,605 square feet of office space (“Office Build Out”) to be constructed by Landlord at Tenant’s request, pursuant to the description of same including all costs thereof contained in Exhibit C, and as drawn in Attachment 1 to Exhibit A (Site Plan).  The total cost shall not exceed $35.00 per square foot unless requested by Tenant and approved by Landlord.  At Tenant’s option, Tenant’s Construction Contribution for the Office Built Out shall be either (i) paid in equal monthly installments over the term of the Lease as described in Section 3 herein, each such installment to include interest at the rate of 10.5%, or (ii), paid on the Commencement Date.  Tenant shall exercise its option as to method of payment no later than December 1, 2001.

Landlord Improvements:	None
This Information Page is incorporated into and made a part of the Lease. The Lease includes Exhibit A (Site Plan), Exhibit B (Environmental Requirements) and Exhibit C (Work Letter).

2.

PREMISES & USE.                  Tenant leases the “Premises” shown on Exhibit A and the Information Page from Landlord.  The Premises and contiguous or related property, which are managed jointly, are referred to as the “Property.”  The Premises are to be used solely for warehousing and related offices and shall not include any use that would cause the Premises to be a “place of public accommodation” under the Americans with Disabilities Act of 1990.  Tenant shall not permit anything to interfere with the rights of other tenants or injure, annoy or disturb them.  Tenant shall not permit any waste or illegal act nor anything that will increase the Property insurance rate.  Tenant shall promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, with any occupancy certificate or directive issued pursuant to any law by any public officer or officers.  Tenant shall be financially responsible for its failure to observe any covenant or condition of this Article.  Landlord warrants and represents, to the best of its knowledge, that as of the Commencement Date, the Property complies with all applicable laws, rules and regulations, whether local, State or Federal, for the Tenant’s intended use of the Property for warehousing and related office use.

3.

TERM.                  This Lease shall begin on the “Commencement Date” and end on the “Termination Date” as set forth on the Information Page.  If possession cannot be delivered on the Commencement Date, Landlord shall not be liable for damages, but Rent shall be equitably abated.  Such delay shall not affect the obligations of Tenant hereunder nor change the Termination Date.  Occupancy prior to the Commencement Date shall be subject to all the provisions of this Lease.

4.

RENT.                  Tenant shall pay the “Net Rent” as set forth on the Information Page, plus other sums due hereunder (“Additional Rent”), together known as “Rent,” on the first of each month.  Should the Lease commence on any date other than the first of the month, the Rent for the first and last months shall be prorated, and shall be due on the first and last dates of occupancy for those months, and the Rent for all other months shall be due on the first day of the month.  Rent shall be paid to Landlord without any set-off, deduction or notice.  Each Rent payment not received by the fifth of the month (or, if the Commencement Date is other than the first day of the month, within five (5) days of the Commencement Date) shall bear interest at the highest lawful rate not to exceed 1.5 percent per month plus a one-time bookkeeping charge of five percent of the amount due.  All payment of rent monies by Tenant, pursuant to the terms and conditions of this Lease, shall be guaranteed, by the parent legal entity of Tenant.

5.

OPERATING EXPENSES.                  “Operating Expenses” of the Property shall include all costs, expenses and obligations of operating, managing and maintaining, repairing and replacing the Property, including without limitation, real estate taxes, fees, rents or assessments paid to any governmental or taxing authority whether general or specific, ordinary or extraordinary, foreseen or unforeseen, and sales, rental, use and occupancy tax levied upon Landlord, snow removal, insurance (including casualty, rent loss and liability insurance), common fire protection, common area utilities (subject to the limitations of Article 14 herein), landscaping, clean-up, the cost of maintaining, repairing, replacing and operating the parking areas and drives upon the Property, reasonable depreciation of capital equipment used in the maintenance and operation of the Property and the cost of any capital improvements made to the Property by Landlord that are intended to reduce other Operating Expenses and/or are required under any governmental law or regulation that was not applicable to the Property at the time it was constructed.  Operating Expenses of the Property shall also include the cost of maintaining building exteriors, roof repairs and preventative maintenance work, fees incurred for tax appeal or insurance purposes and security, but shall not include any capital items other than those referred to above.

Tenant’s “Proportionate Share” as shown on the Information Page was determined by dividing the Rentable Area of the Premises by the Rentable Area of the Property and rounding the quotient to the next highest thousandth.  Each

December Landlord shall estimate Tenant’s Proportionate Share of Operating Expenses for the next calendar year.  Tenant shall pay such estimated amount to Landlord in advance in equal monthly installments.  Landlord may adjust such estimate from time to time.  Within ninety (90) days after the end of each calendar year, Landlord will furnish a detailed statement of the actual amount of Tenant’s Proportionate Share of Operating Expenses for such calendar year and Landlord or Tenant shall make such payment necessary to adjust Tenant’s estimated payments to the amount actually due within thirty (30) days after Tenant’s receipt of such statement.  Partial years will be equitably prorated.  Landlord shall make each year’s Operating Expenses records available for review until December 31st of the following year.

Landlord shall, at its expense, maintain and keep in good repair the foundations and structure of the Property.  Landlord shall also be responsible for the major replacement of the roof system as determined by Landlord (in accordance with industry standards) so that their structural integrity is maintained.  Landlord shall also, at its expense, be responsible for the replacement of the outside walls of the Property, if determined necessary, in accordance with industry standards; however, if Tenant’s negligence is responsible for the necessity of replacement, Tenant shall bear the cost for same.  Normal wear and tear, and the normal aging process do not constitute negligence.  Tenant shall give notice of the need for any repair after which Landlord shall have a reasonable opportunity to correct the same.  Landlord’s liability with respect to any repair or replacement shall be limited to the cost of such repair or replacement.  Tenant is responsible for paying all costs associated with the installation of a fire protection monitoring system for its Premises including but not limited to the fire alarm panel, strobe lights, horns, monthly monitoring fees and interconnecting communications cable in accordance to NFPA and the local governing fire marshal.

6.

ASSIGNMENT AND SUBLETTING.                  Tenant shall not assign this Lease or sublet the Premises without Landlord’s prior written consent, with the exception of assigning or subletting to any affiliated or related legal entity of Tenant (e.g., parent, sibling, or subsidiary).  Any assignment to an affiliate or related legal entity other than the parent of Tenant shall require a guaranty by the parent for any and all monies due under the Lease by the assignee.  If the proposed tenant does not represent an environmental  risk, such consent shall not be unreasonably withheld.  Tenant’s sole remedy shall be specific performance with respect to any assertion that Landlord’s consent was unreasonably withheld.  Landlord may terminate this Lease in the event of a proposed assignment of this Lease or a subletting of materially all of the Premises or elect to receive fifty percent of all future profits from such assignment or subletting.  Regardless of Landlord’s consent, no assignment or subletting shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay Rent and to perform all other obligations under this Lease.

7.

ALTERATIONS.                     Tenant shall not permit any material alterations or improvements, defined as those alterations or improvements with a cost greater than $10,000.00 (“Alterations”) without the written consent of Landlord.  Such consent shall not be unreasonably withheld if the  Alteration is non-structural and does not reduce the value of the Property.  Notwithstanding such consent, Landlord may require Tenant to remove any Alteration upon termination of this Lease and restore the Premises to good condition.  Tenant agrees to design and construct all Alterations in accordance with all applicable laws, codes, and ordinances, including without limitation, State and Federal Accessibility Guidelines.

8.

REPAIRS.                    By taking possession, Tenant accepts the Premises as being in good order and repair and in the condition in which Landlord is obligated to deliver the Premises.  Tenant shall maintain the Premises in good condition, regularly servicing and promptly making all repairs and replacements, whether ordinary or extraordinary, with high quality materials and workmanship in compliance with all laws and regulations.The obligation to maintain shall include, without limitation, the windows, office entries, walls, floors, electrical systems, sprinkler systems, fire alarm monitoring, dock seals, dock bumpers, dock doors, plumbing fixtures, heating, ventilation and air conditioning systems that serve the Premises.  Tenant shall also repair any Property damage caused by its agents, employees or visitors within thirty days.  Tenant shall not take or allow any action that would void roof or other similar warranties or overload any building component including mezzanines.

9.

LIENS.                Tenant shall keep the Property free from liens, including, without limitation, construction liens.  If Tenant does not, within ten (10) business days following the receipt of notice of the filing of a lien, cause the lien to be released, Landlord may cause it to be released by such means as it shall deem proper, including payment of the claim.Such sums advanced shall be considered Additional Rent.  Notwithstanding the foregoing, Tenant shall not be responsible for the release of any liens or encumbrances on the Property on account of any action or inaction by Landlord or its contractors and agents, nor shall Tenant be responsible for the release of any liens or encumbrances in existence prior to the commencement of the Lease, other than those caused by Tenant.

10.

ENTRY AND INSPECTION.             Landlord or Landlord’s agent may re-enter the Premises at reasonable times and upon reasonable notice (i.e., not less than twenty-four (24) hours), to inspect, provide service, alter or repair the Property.  Landlord may at any time within six (6) months prior to the expiration of this Lease, install “For Lease” signs and permit persons desiring to lease the space to inspect the Premises, and may at any reasonable time permit inspection by proposed buyers or lenders, upon at least twenty-four (24) hours notice.  In the event of an emergency, reasonable notice may be less than twenty-four (24) hours.

11.

INDEMNIFICATION.             Except for Landlord’s gross negligence or willful misconduct, Tenant waives all claims against Landlord for damage to any property or injury to any person connected with Tenant.  Tenant shall hold Landlord harmless from, and defend Landlord against, all claims, liability or costs for property damage or personal injury when such damage or injury shall arise from (a) the wrongful act or neglect of Tenant’s agents, employees or visitors; (b) any work done or not done by or on behalf of Tenant; or (c) Tenant’s default.  Notwithstanding the previous sentence, in the event that both Landlord and Tenant are grossly negligent, or both have committed willful misconduct, then Tenant’s indemnity obligation shall be limited to Tenant’s relative degree of fault.  This Article shall survive the termination of this Lease.  Notwithstanding any provision of this Article, indemnification in connection with any and all environmental claims shall be governed solely by Exhibit B.

12.

INSURANCE.              Tenant and Tenant’s contractors, at its expense, shall continuously maintain Worker’s Compensation insurance for all personnel, automobile liability insurance for all vehicles and commercial general liability insurance covering all third-party claims including bodily injury, property damage and personal injury with a combined single limit of five million dollars per occurrence.  Tenant’s policy shall name Landlord and its affiliates, management company, ground owner and mortgages as additional insureds (on a primary and non-contributory basis) on such policies.  In addition, Tenant shall procure and keep in effect fire insurance (including standard extended coverage endorsement perils and leakage from fire protective devices) for the full replacement cost of Tenant’s trade fixtures, equipment, personal property and leasehold improvements.  All such insurance policies required to be carried by Tenant hereunder shall provide thirty days notice of cancellation.  A certificate of insurance relative to each such insurance policy shall be delivered to Landlord prior to the Commencement Date and maintained on a current basis at all times during the term.

13.

WAIVER OF SUBROGATION.            To the maximum extent permitted by insurance policies which may be owned by Landlord (or any other party having an ownership interest in the Property, either legal or equitable) or Tenant, Landlord (and any other party having an ownership interest in the Property, either legal or equitable) and Tenant for the benefit of each other, hereby waive their rights of recovery against each other for any loss normally covered by fire, extended coverage or all risk insurance.  Each party shall obtain necessary endorsements from its insurer.

14.

UTILITIES.               Tenant agrees that it shall be responsible for the timely payment of all utilities, including water, gas, electricity, fire alarm/riser monitoring charges and other services delivered to the Premises, including a fair portion (as allocated by Landlord) of services shared with other tenants, if any.  Landlord shall not be liable for any interruption or diminution of utility services.  In the event of utility “deregulation,” Landlord shall choose the service provider.

Notwithstanding the foregoing, if Tenant does not share any utility services with any other Tenant, Tenant shall choose its service providers, and payment of utilities shall be excluded from calculation of the Operating Expenses due and payable to Landlord under Article 5.

15.

PARKING.                 Tenant shall be entitled to the exclusive use of parking spaces in the parking area adjacent to the building in which the Premises are situated.  There shall be no parking outside designated parking areas.  Tenant shall not allow outside storage or the parking of inoperative vehicles or inoperative trailers on the Property.  Tenant shall be responsible for such exclusive lots and shall repair and maintain and surrender them to Landlord in comparable condition to that at the time of the Commencement Date (to be determined and documented, on or about the Commencement Date, weather permitting) when this Lease terminates.

16.

CONDEMNATION.              If any part of the Premises shall be taken or condemned for public use, and a part remains, which is suitable for occupation by Tenant, this Lease shall, as to the part taken, terminate as of the date the condemnor acquired possession.  Thereafter Tenant shall be required to pay such proportion of the Rent for the remaining Lease term as the rentable area of the Premises remaining bears to the total rentable area of the Premises at the date of condemnation.  However, Landlord may, at its option, terminate this Lease as of the date the condemnor acquires possession of the Premises or any part of the Premises.  In the event that the Premises are condemned in whole, or the portion condemned is such that the remainder is not suitable for Tenant’s intended use under this Lease, this Lease shall terminate upon the date upon which the condemnor acquires possession.  All sums which may be payable on account of any condemnation shall belong in the Landlord, except that Tenant shall be entitled to retain any amount awarded to Tenant for Tenant’s trade fixtures and moving expenses.

17.

SURRENDER OF PREMISES.             Upon termination of this Lease, Tenant will deliver to Landlord possession of the Premises in good condition, broom clean and free of debris and damage, ordinary wear and tear excepted.  All obligations of Tenant hereunder not fully performed shall survive termination of this Lease.  Any and all improvements made to the Premises during this Lease shall belong to the Landlord except for trade fixtures of the Tenant, which shall be removed, and the Premises returned to original condition at the expense of the Tenant.  Tenant shall pay Landlord to remove any alterations or signage and to repair, restore and paint the Premises, if necessary.  If Tenant abandons or vacates the Premises, or be dispossessed by process of law, or otherwise, any personal property remaining in the Premises shall be deemed to be abandoned.

18.

DESTRUCTION OF PREMISES.                If the Premises are damaged by casualty, and insured under the casualty insurance policy carried by Landlord covering the Property, Landlord shall promptly repair the same and the Rent shall be equitably abated.  If restoration cannot be made within ninety (90) days, or if such casualty is not insured under such casualty insurance policy carried by Landlord and Landlord elects not to restore, Landlord shall notify Tenant and either party may terminate this Lease within thirty days.  Landlord shall not repair or replace Tenant’s property.  Upon Tenant’s written request, Landlord must supply Tenant a copy of its current Certificate of Insurance for its casualty insurance policy in full force and effect throughout the term of this Lease in such amounts as are standard for the rental of similar properties for a use similar to that intended by Tenant.

19.

DEFAULT.                 If Tenant shall default (a) in the payment of Rent; or (b) in the observance of any ordinance, law or regulation or any material term covenant or condition of this Lease or other agreement with Landlord and fail to remedy, or commence to remedy (and diligently pursue until completion) such default within twenty (20) days after notice; or (c) in subletting or assigning this Lease without consent (with the exception of an assignment or sublet to those parties specified in Article 6 hereunder); then, Landlord may give Tenant the statutorily required notice of Lease termination and Tenant shall remain liable for damages and Rent due hereunder.  If Tenant defaults three times in any six (6)-month period, Landlord may serve notice of Lease termination without giving Tenant an opportunity to cure such default.  Landlord’s failure to enforce one or more of its rights under this Lease, in law, or in equity, shall not be construed as a waiver or limitation of Landlord’s ability to subsequently enforce any of its rights.  Upon the appointment of a receiver or an assignment of assets for the benefit of creditors, or action taken by Tenant under any bankruptcy or other debtor relief act, this Lease shall automatically terminate without notice.  If, as a matter of law, Landlord has no right on Tenant’s bankruptcy to terminate this Lease, then if Tenant, as debtor, or its trustee, wishes to assume or assign this Lease, in addition to curing or adequately assuring the cure of all defaults existing under this Lease on Tenant’s part on the date of filing, Tenant, as debtor, or its trustee, must furnish adequate assurance of future performance.  Adequate assurance of curing defaults means, with regard to the foregoing sentence, the posting with Landlord of a sum in cash sufficient to defray the costs of curing all existing defaults.  Adequate assurance of future performance means, with regard to the foregoing, posting a deposit equal to three (3) months’ rent and additional rent payable by Tenant hereunder and, in the case of an assignee, assuring Landlord that the assignee is financially capable of assuming this Lease.  In reorganization under the Bankruptcy Code or equivalent successor law, the debtor or trustee must assume this Lease or assign it within sixty (60) days following the date of filing the proceeding or it shall be deemed to have rejected and terminated this Lease.  In no event shall the reasonable rental value of the Premises be deemed to be less than the Monthly Net Rent and Additional Rent specified in this Lease.

Notwithstanding anything herein contained to the contrary, if Tenant shall be in default in the performance of any of the terms or provisions of this Lease and if Landlord shall give Tenant notice in writing of such default specifying the nature thereof, and if Tenant shall fail to cure such default within the time provided above or immediately if such default requires emergency action, Landlord may, in addition to its other legal and equitable remedies, cure such default for the account of and at the cost and expense of Tenant, and the sums so expended by Landlord, including reasonable legal fees, shall be deemed Rent and shall be paid by Tenant on the day when rent shall next become due and payable.

20.

REMEDIES.                     If this Lease shall terminate due to a default by Tenant, then Tenant shall pay all Rent until termination and, as damages, any deficiency between the future Rent herein and the rent collected under any re-letting, net of all expenses.  Landlord may elect not to terminate this Lease but to recover the  Rent, as the same becomes due or, in advance, the present value of the future Rent.  After default, Landlord may re-enter the Premises, dispossess Tenant and remove all property without releasing  Tenant from any obligation, including payment of Rent.  Tenant and Tenant’s creditors waive all rights to file claims for damages resulting from such re-entry and expulsion, or to re-enter or repossess the Premises, after Tenant shall have been dispossessed by any judgment.

21.

QUIET ENJOYMENT.             Landlord warrants that it has the authority to enter into this Lease and that Tenant, while paying Rent and performing its other covenants and agreements shall peaceably and quietly have, hold and enjoy the Premises without hindrance from Landlord.

22.

WAIVER OF JURY TRIAL.               Landlord and Tenant hereby waive trial by jury in any proceeding brought against each other.  Any legal proceeding shall be governed by the laws of the State in which the Property is located and tried in the court system.  The prevailing party shall be entitled to all costs incurred in connection with the action, including reasonable attorney’s fees.

23.	WAIVER. No failure of Landlord to enforce any terms of this Lease shall be deemed to be a waiver unless in writing signed by Landlord.

24.

NOTICES.                  Notices shall be given by hand delivery, or sent by overnight courier, Certified Mail, or by fax with a confirmation of delivery followed by a copy sent by regular mail, using the addresses set forth on the Information Page or at such other place as may be designated by the parties from time to time, and shall be deemed given upon delivery or refusal to accept delivery.

25.

HOLDING OVER.                 Landlord may charge one hundred fifty percent (150%) of the Rent due hereunder if Tenant retains possession of the Premises after the Termination Date.  Any holding over shall create no more than a month-to-month tenancy.

26.

SALE BY LANDLORD.                   If the Property is sold, Landlord shall be released from any future liability under this Lease and Tenant shall look solely to Landlord’s successor.  Landlord shall remain responsible to Tenant for any existing liability at the time of sale, except to the extent the new owner assumes same.  Except as set forth in this Article, this Lease shall not be affected by any such sale, including all terms and provisions herein, and Landlord shall not consummate any sale to any third party without notice to the third party of the existence of this Lease, and the assumption, by the third party, of all confidentiality provisions contained herein.

27.

ESTOPPEL CERTIFICATE.                   Within ten (10) business days of written notice from Landlord, Tenant shall deliver to Landlord or any prospective purchaser or mortgagee a statement certifying (a) that this Lease is unmodified except as specified (b) the amount of any security deposit; and (c) the date to which the Rent has been paid, (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord, or specifying the defaults if any are claimed, and (e) financial, environmental and other information as reasonably requested.

28.

SUBORDINATION.                     This Lease shall be subordinate to any Property mortgage or ground lease.  In the event of attornment by Tenant, the ground owner or mortgagee shall not be (a) liable for any act or omission of  Landlord; or (b) subject to any offsets or defenses Tenant has against Landlord; or (c) bound by prepayment of more than one month’s Rent.  Tenant shall execute a subordination, non-disturbance and attornment  agreement upon ten (10) days notice, provided that such agreement is mortgagee’s standard form.  In the event Tenant fails to provide said subordination the Landlord shall have the right to execute the subordination on the Tenant’s behalf.  Tenant shall be entitled to receive a copy of said Landlord executed subordination.

29.

OUTSIDE STORAGE.              With the exception of its vehicles and trailers, Tenant shall not store any personal property including, but not limited to, equipment and supplies outside the Premises without Landlord’s prior written consent, which, if granted, shall not be unreasonably delayed.  Landlord shall provide  Tenant three (three) business days to cure any violation of this Article after providing Tenant with written notice of same.

30.

FINANCIAL INFORMATION.                    At the request of Landlord, Tenant and guarantor (if any) shall submit financial statements with the submission of this Lease and/or for use in a refinancing or sale of the Property.  Notwithstanding the foregoing, such financial statements shall be limited to the most recent annual report and similar public documentation, or such other documentation as may be agreed upon by Landlord and Tenant. All information provided pursuant to this Article shall be considered confidential, and shall be protected by the provisions of  Article 37 hereunder.

31.

LIMITED LANDLORD LIABILITY.                 No personal liability of any kind shall attach to Landlord or its partners, members, shareholders, directors or officers.  If the Landlord shall fail to perform an obligation of Landlord under this Lease and if

Tenant shall recover a money judgment against Landlord as a result thereof, such judgment may be satisfied only out of the proceeds of sale received upon execution and levy of such judgment against Landlord’s interest in the Property, out of the rents from the Property receivable by Landlord and/or out of payments receivable by Landlord upon the sale or other disposition of all or any part of Landlord’s interest in the Property.

Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining areas or any part of the area adjacent to or connected with the Premises or any part of the Property of for any loss or damage resulting to Tenant or his property from theft or for any damage or loss of property within the Premises from any cause other than by reason of the gross negligence or willful act of Landlord, and no such occurrence shall be deemed to be an actual or constructive eviction from the Premises or result in a abatement of rent.  In the event that Landlord and other third parties are grossly negligent, or have committed willful misconduct resulting in such damage or loss to Tenant as described in this Article, then Landlord’s liability shall be limited to Landlord’s relative degree of fault.

32.

TENANT’S TAXES.              Tenant shall pay when due all personal property taxes attributable to Tenant’s personal property or leasehold improvements or its leasehold interest under this Lease.  Any personal property tax or other tax payable by Landlord which is attributable to the value of Landlord’s interest under this Lease shall be deemed to constitute “real estate taxed” for the purposes of this Lease, except that Tenant shall be obligated to reimburse Landlord for 100% thereof as part of Operating Expenses.

33.

MISCELLANEOUS.               The headings herein are for convenience and in no way describe the scope or intent of any Article.  Any indemnification or insurance for the benefit of Landlord shall include Landlord’s lenders, trustees, directors, beneficiaries, shareholders, agents, affiliates, members, partners, employees and ground owner.  The terms person, Tenant and Landlord or any pronoun used in place thereof shall include the masculine or feminine, the singular or plural number, individuals, firms, and corporations according to the context hereof.

If any one of the provisions herein is judged unenforceable, all other provisions shall remain in full force and effect.  Time is of the essence for this Lease and all of its provisions.  This Lease has been freely negotiated between the parties and in any controversy over the interpretation of anything contained herein, there shall be no presumption or conclusion drawn against either party by virtue of that party having drafted that section of the Lease.  All options to extend this Lease or expand the Premises are personal to Tenant and may not be exercised if the Lease has been assigned or sublet (with the exception of an assignment or sublease to any affiliated or related legal entity of Tenant, e.g., parent, sibling or subsidiary, as permitted under Article 6 herein), or Tenant is in default.  This

Lease contains the entire agreement of the parties, supersedes any previous understanding or agreement of the parties oral or written, and may not be modified except in writing.

Landlord shall revise the Rentable Area of the Property (and therefore Tenant’s Proportionate Share of the Property) if there is a change for any reason including sale or casualty without reconstruction.  In projects with multiple buildings, Landlord may elect to calculate Expenses on a building basis or a Property-wide basis in which case Tenant’s Proportionate Share shall be adjusted equitably.  The Premises is not reserved nor is this Lease effective until fully executed by Landlord and Tenant.

34.

BROKER.                  Each party warrants that it has not dealt with any broker in connection with this Lease, except as noted on the Information Page, and indemnifies and holds the other harmless from all liability and expense as a result of any alleged breach of such warranty.

35.

RULES.                             Tenant shall comply with the Environmental Requirements (Exhibit B) and Property rules reasonably set forth by Landlord.  Tenant may install signs of lettering and advertising in compliance with governmental regulation and Property standards after obtaining Landlord’s written consent, which shall not be unreasonably withheld.  Tenant shall hold and keep current all permits and licenses required by any law or regulation.

36.

DELAYS.                     In the event that either party hereto shall be delayed in the performance of any provision of this Lease required to be performed by it, by reason of governmental laws, strikes, lockouts, labor troubles, extreme weather conditions or any other reasons beyond its reasonable control, then such performances shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  The provisions of this Article 36 shall not operate to excuse Tenant from payment of Rent or any other payments required under the terms of this Lease.

37.

CONFIDENTIALITY.                             Landlord, its employees, accountants, attorneys and other agents shall not, except as permitted under the immediately following sentence, reveal the identify of Tenant or any assignee or sublessee of Tenant, or any guarantor of the foregoing, or any information in the possession of Landlord, its employees, accountants, attorneys and other agents to any other third person which would indirectly reveal the identify of same, or any confidential information such as that described in Article 30, to any third person.  In addition, the identify of Tenant or Tenant’s assignee or sublessee, or any guarantor of the foregoing, as appropriate, and the release of any other information that might reveal the identify, and the release of any other confidential information, such as that described in Article 30, shall not be revealed to any third party without that person or person(s) executing confidentiality agreement, the terms and conditions of which shall be subject to Tenant reasonable approval.  Employees and attorneys of the Landlord shall be responsible for any breach by its employees or attorneys.  All of the foregoing restrictions shall remain in effect until May 31, 2002, or until identity of Tenant is publicly disclosed, or until Tenant commences business operations within the Premises, whichever occurs first.  Landlord expressly agrees not to record this Lease, nor any memorandum of the terms and conditions of same, without prior written permission of Tenant or Tenant’s assignee or sublessee, and any guarantor.  Notwithstanding the foregoing, Landlord shall not be responsible for the inadvertent disclosure of the identity of Tenant or any assignee or sublessee of Tenant, or any guarantor of the foregoing, or any information in the possession of Landlord, its employees, accountants, attorneys and other agents which would indirectly reveal the identify of same if all steps to preserve the confidentiality and non-disclosure of same that are commercially reasonable have been taken.  Notwithstanding Tenant’s limitations as to remedies for breach of any other provision of this Lease, Tenant may pursue any and all remedies available under law or equity against Landlord for any breach of any provision under this Article.  This paragraph shall not apply if Tenant is in default and is beyond the notice and cure periods to rectify same.

38.

INFORMATIONAL TITLE COMMITMENT.                    Landlord shall provide to Tenant, within ten (10) business days of the execution of this Lease by Tenant, an informational title commitment from a title company of its own choosing, said commitment to show any and all encumbrances, liens, and restrictions of record on the Property.  It is expressly understood and agreed by the parties hereto that Tenant’s acceptance of the terms and conditions of this Lease, and Tenant’s agreement to be bound hereby is contingent upon Tenant’s review and acceptance of all encumbrances, liens and restrictions of record on the Property as set forth in the informational title commitment provided by Landlord.  Tenant may raise such objections to the encumbrances, liens and restrictions of record shown on the commitment as may impair materially its ability to use the Property as intended for the conduct of its business within five (5) business days of receiving the commitment by giving notice to Landlord.  If Tenant raises an objection, unless the objection is cured by Landlord within thirty (30) days of the execution of Lease by Tenant, this Lease shall be null and void with no penalty to either Landlord or Tenant.

Landlord:	Tenant:

New West Michigan Industrial Investors, L.L.C.	The Order People Company,
a Delaware Limited Liability Company

BY: KOJAIAN INDUSTRIAL INVESTORS, L.L.C.,
a Michigan Limited Liability Company

BY: KOJAIAN INDUSTRIAL INVESTORS MM, INC.,
Managing Member

By:	/s/ C. Michael Kojaian	By:	/s/ Brian S. Cooper
	C. Michael Kojaian	Printed

Its:	Vice President	Name:	Brian S. Cooper

		Title:	Treasurer

		Commencement Date:	1/16/02

Exhibit “A”

Site Plan

EXHIBIT “B”

ENVIRONMENTAL REQUIREMENTS

Tenant shall operate its business on the Property and maintain the Premises in compliance with all federal, state and local laws, regulations and requirements relating to the discharge of air pollutants, water pollutants or wastewater or otherwise relating to the environment or “Hazardous Substances” (“Environmental Laws”).  The term “Hazardous Substances” means all hazardous or toxic substances, materials or wastes, including but not limited to, those substances identified as “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time; any oil or petroleum products; asbestos; PCBs; and any substances, materials or wastes that are or become regulated under Environmental Laws.  Tenant shall use, keep, store and dispose of all Hazardous Substances in compliance with all Environmental Laws.

Tenant shall give Landlord prompt written notice of any instituted or threatened action, proceeding or claim alleging a violation of Environmental Laws or Hazardous Substances contamination at or affecting the Property.  Tenant shall also give Landlord prompt written notice of any condition or occurrence at the Property which constitutes a violation of Environmental Laws or would justify a demand for removal or remediation under Environmental Laws.

Within ten (10) days of request, Tenant shall make available to Landlord or any prospective purchaser or mortgagee: (1) copies of any and all Material Safety Data Sheets for all products which require same; (2) copies of all permits and approvals required under Environmental Laws for the conduct of Tenant’s business at the Property; (3) a statement that Tenant has no notice or knowledge of the presence of Hazardous Substances on the Property that could form the basis for cleanup, remedial, removal or restoration work under Environmental Laws, and (4) such other environmental or related information as reasonably requested.

If Tenant breaches its obligations under this Article, or if the presence of Hazardous Substances on the Property caused or permitted by Tenant which results in contamination of the Property or increases Landlord’s cost of renovating and/or repairing the Property, or if contamination of the Property by Hazardous Substances otherwise occurs for which Tenant is legally responsible, then Tenant shall indemnify, defend and hold Landlord, its officers, directors, shareholders, members, partners, employees and trustees or its agents harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, sums paid in settlement or defense of claims, attorneys’ fees, consultant fees and expert fees) which arise before or after the Lease termination as a result of such contamination.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision or private party.

Without limiting the foregoing, if the presence of any Hazardous Substances on the Property caused or permitted by Tenant results in any contamination of the Property, Tenant, at its sold expense, shall promptly take all actions necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Substances to the Property.

Landlord shall not cause or intentionally allow the presence of Hazardous Substances in the Premises that would be in violation of Environmental Laws.  Landlord agrees to indemnify, defend and hold Tenant, its officers, directors, partners, shareholders, employees and agents harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise from the presence of Hazardous Substances in the Premises, which exists as of the Commencement Date of this Lease, (including, without limitation, sums paid in settlement or defense of claims, attorney fees, consultant fees and expert fees) or which is caused or intentionally allowed on the Property by Landlord, with the exception of the presence of any Hazardous Substances placed or intentionally allowed by Tenant.  This indemnification of Tenant by Landlord includes, without limitation, costs in connection with any investigation of site condition on any cleanup, remedial, removal or restoration work required by any federal, state or local government agency or political subdivision or private party.

The foregoing indemnity and obligations shall survive the expiration or earlier termination of this Lease.  Landlord and its agents shall have the right, but not the duty, to inspect the Property at any time to determine whether Tenant is complying with the terms of this Lease.

Exhibit “C”

Work Letter.

Tenant to accept space as is.

EXHIBIT “D”

LEGAL DESCRIPTION